Exhibit 99.1

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to being named as a person who will become a director of Azure Midstream Partners GP, LLC, a Delaware limited liability company and the general partner of Azure Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”) and to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: November 12, 2014

/s/ Thomas R. Fuller
Thomas R. Fuller